Results of November 11, 2004
and January 10, 2005
shareholder meetings (Unaudited)

A special meeting of shareholders of the Trust and of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.


November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:
      Votes 		Votes
      for 			withheld
Jameson A. Baxter 		163,597,273 	5,533,247
Charles B. Curtis 		163,572,449 	5,558,071
Myra R. Drucker 		165,011,946 	4,118,574
Charles E. Haldeman, Jr. 164,492,814 	4,637,706
John A. Hill 			163,556,357 	5,574,163
Ronald J. Jackson 		163,620,413 	5,510,107
Paul L. Joskow 			163,550,619 	5,579,901
Elizabeth T. Kennan 		163,517,040 	5,613,480
John H. Mullin, III 		163,514,817 	5,615,703
Robert E. Patterson 		163,594,414 	5,536,106
George Putnam, III 		163,401,185 	5,729,335
A.J.C. Smith* 			163,402,416	5,728,104
W. Thomas Stephens 		163,594,855 	5,535,665
Richard B. Worley 		165,050,333 	4,080,187

January 10, 2005 meeting
A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investments
flexibility permitted by the Investment Company Act was approved as follows:
      Votes 		Votes
      for 			against 		Abstentions
      113,467,261 	9,853,254 		4,843,777

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

      Votes		 Votes
      for 			against 		Abstentions
      114,103,299 	9,611,613 		4,449,381
A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

      Votes 		Votes
      for 			against 		Abstentions
      118,153,085 	5,723,881 		4,287,326

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was approved as follows:

      Votes 		Votes
      for 			against 		Abstentions
      114,784,161 	7,974,771 		5,405,361



* Mr. Smith resigned from the Board of Trustees on January 21,
2005.

All tabulations are rounded to the nearest whole number.